FROM:       Lawrence A. Rand              Louis Lipschitz
            Kekst and Company             Toys "R" Us
            437 Madison Avenue461         From Road
            New York, NY 10022            Paramus, NJ 07652
            (212) 593-2655                (201) 368-5548

FOR:        Toys "R" Us, Inc.             FOR IMMEDIATE RELEASE
            (NYSE: TOY)



                TOYS "R" US COMPLETES ACQUISITION OF BABY SUPERSTORE



PARAMUS, NEW JERSEY, FEBRUARY 3, 1997 -- Toys "R" Us, Inc. (NYSE: TOY) announced today that it has completed its previously announced acquisition of Baby Superstore, Inc. (NASDAQ: BSST), a leading large format retailer of baby and young children's products in the United States.

"Our merger with Baby Superstore is another significant step in our long term strategic plan to enhance our leadership position in the children's marketplace by immediately increasing our position in the infant through toddler segment, "said Michael Goldstein, Chief Executive Officer of Toys "R" Us. "We are excited about the overall synergies we will achieve by combining the outstanding customer service expertise of Baby Superstore with the merchandising, advertising, distribution and financial strength of Toys "R"
Us. This will enable us to accelerate our planned growth in sales and earnings of our new Babies "R" Us division."

Toys "R" Us announced in early October that it would acquire Baby Superstore in a tax-free exchange of shares valued at approximately $376 million.

Toys "R" Us is the world's largest retailer of children's products currently operating 680 toy stores in the United States, 396 international toy stores, including franchise stores, 212 Kids "R" Us children's clothing stores, 6 Babies "R" Us stores and 2 Kids World stores. The merger with Baby Superstore adds 77 stores to the Toys "R" Us family.


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